FIRST AMENDMENT TO THE
MILLER/HOWARD FUNDS TRUST CUSTODY AGREEMENT

THIS AMENDMENT dated as of February 28, 2018, to the Custody Agreement, dated as of December 21, 2015, (the "Agreement"), is entered into by and between MILLER/HOWARD FUNDS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MILLER/HOWARD FUNDS TRUST	U.S. BANK, N.A.

By: ______________________________	By: _____________________________

Name:____________________________	Name: ___________________________

Title: _____________________________	Title: _____________________________

EXHIBIT B

to the Custody Agreement
Fund Names

Separate Series of Miller/Howard Funds Trust

Name of Series

Miller/Howard Income-Equity Fund
Miller/Howard Drill Bit to Burner Tip Fund
Miller/Howard Infrastructure Fund